CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Clayton Street Trust of our reports dated February 14, 2020, relating to the financial statements and financial highlights, which appear in the December 31, 2019 Annual Reports to Shareholders on Form N-CSR for the year ended December 31, 2019 of Protective Life Dynamic Allocation Series – Conservative Portfolio, Protective Life Dynamic Allocation Series – Moderate Portfolio and Protective Life Dynamic Allocation Series - Growth Portfolio (three of the portfolios constituting Clayton Street Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

Denver, Colorado

April 29, 2020